Exhibit 99

Journal Communications Reports First Quarter 2008 Results

MILWAUKEE--(BUSINESS WIRE)--Journal Communications, Inc. (NYSE:JRN) today announced results for its first quarter ended March 30, 2008.

Note that unless otherwise indicated, all comparisons are to the first quarter ended April 1, 2007.

For the first quarter 2008, revenue of $134.3 million decreased 6.2% compared to $143.2 million. Earnings from continuing operations were $6.3 million compared to $8.2 million, a decrease of 23.7%. Net earnings were $6.7 million compared to $73.3 million in the first quarter of 2007, which included a $65.1 million gain, net of tax, from discontinued operations of Norlight Telecommunications, Inc. and certain clusters of our community newspapers and shoppers division.

In the first quarter 2008, basic and diluted earnings per share were $0.11 for both compared to $1.12 and $1.05. Also in the first quarter, basic and diluted earnings per share from continuing operations were $0.10 for both compared to $0.12 for both, and basic and diluted earnings per share from discontinued operations were $0.01 for both compared to $1.00 and $0.93, respectively.

“The weak economy continued to negatively impact our advertising-based businesses in the first quarter of 2008, especially in the real estate and employment classified categories at the daily newspaper and at our Las Vegas, Ft. Myers/Naples and Tucson broadcast properties,” said Steven J. Smith, chairman and chief executive officer of Journal Communications. “As revenue remains challenged, we are maintaining strict cost control and seeking operating efficiencies wherever possible.

“We remain focused on creating compelling local content across our media businesses. Nothing demonstrates this more convincingly than the Milwaukee Journal Sentinel’s receipt of the 2008 Pulitzer Prize in the category of ‘Local Reporting’ for David Umhoefer’s 2007 investigation of the Milwaukee County pension system. News is an important component of our local market strategy as we focus on information that matters most to our communities. Our audiences look to us for this type of relevant local journalism in our print-based, broadcast and interactive products, and our advertisers want the reach we offer to these local audiences.

“We were encouraged by growth in interactive revenue across our businesses, up 23% to $4.5 million in the first quarter of 2008, and we continue to believe that revenues in the second half of 2008 will benefit from strong advertising demand for the Summer Olympics as well as substantial political and issue advertising.”

Consolidated

For the first quarter, revenue of $134.3 million decreased 6.2% compared to $143.2 million. Operating earnings decreased 24.3% to $12.6 million. Operating earnings margin was 9.4% compared to 11.6%. EBITDA (net earnings excluding the gain/loss from discontinued operations, net; total other expense, net; provision for income taxes; depreciation; and amortization) of $19.9 million decreased 17.4% compared to $24.1 million.

Publishing

For the first quarter, publishing revenue decreased 8.6% to $60.7 million compared to $66.5 million, largely due to continued weakness across all advertising categories. Interactive advertising revenue at the daily newspaper increased 17.1% to $3.6 million compared to $3.0 million.

Operating earnings from publishing decreased 15.8% to $4.2 million compared to $5.0 million.

Broadcasting

For the first quarter, broadcasting revenue decreased 4.6% to $49.3 million compared to $51.7 million. Total broadcast political and issue advertising revenue was $1.9 million compared to $0.7 million. Broadcasting operating earnings of $7.1 million were down 28.6% compared to $10.0 million.

For the first quarter, revenue from television stations decreased 3.4% to $32.4 million compared to $33.5 million. Television political and issue advertising revenue was $1.7 million compared to $0.5 million. Operating earnings from television stations decreased 40.9% to $3.6 million compared to $6.2 million. The decrease in operating earnings largely reflects the declines in revenue at our Las Vegas and Ft. Myers/Naples stations and increased costs for programming and production, depreciation related to our investment in high-definition platforms and bad debt expense.

For the first quarter, revenue from radio stations of $16.9 million was down 6.8% compared to $18.2 million. Operating earnings from radio stations of $3.5 million decreased 9.0% compared to $3.8 million, largely reflecting the declines in revenue partially offset by expense savings.

Printing Services

For the first quarter, revenue from printing services decreased 2.1% to $16.5 million compared to $16.9 million. Operating earnings from printing services decreased 21.9% to $0.8 million compared to $1.0 million, due to increased employee benefit costs and prior-year non-recurring lease income, partially offset by favorable production efficiencies.

Other

For the first quarter, revenue for “Other” of $7.7 million decreased 5.8% compared to revenue of $8.2 million due to softness in the mailing services part of our direct marketing business. “Other” operating earnings were $0.4 million compared to $0.6 million.

Discontinued Operations

For the first quarter, the gain from discontinued operations was $0.4 million compared to a gain of $65.1 million. The gain in first quarter 2008 reflects a reduction in the reserve of $0.4 million for the preliminary settlement of environmental charges related to NorthStar Print Group.

Non-Operating Items

For the first quarter, other expense, which primarily consists of interest expense, decreased $0.7 million to $2.3 million. The decrease is attributable in large part to a decrease in the average debt outstanding, which was reduced with the proceeds from the sale of Norlight and several community newspaper and shopper clusters in 2007, partially offset by repurchases of the Company’s common stock during the quarter.

Stock Repurchase Program

During the first quarter 2008, the Company repurchased 4,127,600 of its class A shares. Through March 30, 2008, the Company had repurchased a total of 20,000,000 shares of its common stock, of which 16,800,000 were class A shares.

Second Quarter 2008 Outlook

For the second quarter of 2008, Journal Communications currently anticipates that its publishing revenues will be down compared to the prior year period, reflecting continued challenges in classified advertising, partially offset by continued strength in interactive, commercial printing and commercial distribution at the daily newspaper. Both radio and television revenues are expected to be down modestly.

Webcast of Conference Call

A live webcast of the second quarter conference call will be accessible through the Journal Communications’ website at www.journalcommunications.com/investors, beginning at 10:00 a.m. CT this morning. An archive of the webcast will be available on this site today through May 6. The access code for the conference call is 85421685. Replays of the conference call will be available April 22 through April 24. To hear the replay, dial (888) 286-8010 (domestic) or (617) 801-6888 (international) at least one hour after the completion of the call. The access code for the replay is 27043046. Pre-registration for the conference call is now available at www.journalcommunications.com/investors.

Forward-looking Statements

This press release contains certain forward-looking statements related to our businesses that are based on our current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Our written policy on forward-looking statements can be found on page 1 of our most recent Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

About Journal Communications

Journal Communications, Inc., headquartered in Milwaukee, Wisconsin, was founded in 1882. We are a diversified media company with operations in publishing, radio and television broadcasting, interactive media and printing services. We publish the Milwaukee Journal Sentinel, which serves as the only major daily newspaper for the Milwaukee metropolitan area, and 52 community newspapers and shoppers in Wisconsin and Florida. We own and operate 35 radio stations and 11 television stations in 12 states and operate an additional television station under a local marketing agreement. Our interactive media assets include 121 online enterprises that are associated with our daily and community newspapers and television and radio stations. We also provide a wide range of commercial printing services – including printing of publications, professional journals and documentation material – and operate a direct marketing services business.

Tables Follow

Journal Communications, Inc.
Consolidated Statements of Earnings (unaudited)
(dollars in thousands, except for shares and per-share amounts)

	First Quarter (A)
	2008	2007	% Change

Revenue:
Publishing	$ 60,711	$ 66,457	(8.6)
Broadcasting	49,339	51,696	(4.6)
Printing services	16,521	16,874	(2.1)
Other	7,694	8,166	(5.8)
Total revenue	134,265	143,193	(6.2)

Operating costs and expenses:
Publishing	33,909	36,875	(8.0)
Broadcasting	23,415	22,395	4.6
Printing services	13,759	14,165	(2.9)
Other	6,194	6,923	(10.5)
Total operating costs and expenses	77,277	80,358	(3.8)

Selling and administrative expenses	44,400	46,207	(3.9)
Total operating costs and expenses
and selling and administrative
expenses	121,677	126,565	(3.9)

Operating earnings	12,588	16,628	(24.3)

Other income and (expense):
Interest income	1	2
Interest expense	(2,269)	(2,998)
Total other income and (expense)	(2,268)	(2,996)	(24.3)

Earnings from continuing operations before income taxes	10,320	13,632	(24.3)

Provision for income taxes	4,030	5,392	(25.3)

Earnings from continuing operations	6,290	8,240	(23.7)

Gain from discontinued operations, net of tax	400	65,091	(99.4)

Net earnings	$ 6,690	$ 73,331	(90.9)

Weighted average number of shares:
Basic	54,910,680	65,256,968
Diluted	59,393,634	69,778,936

Earnings per share:
Basic:
Continuing operations	$ 0.10	$ 0.12
Discontinued operations	0.01	1.00
Net earnings	$ 0.11	$ 1.12

Diluted:
Continuing operations	$ 0.10	$ 0.12
Discontinued operations	0.01	0.93
Net earnings	$ 0.11	$ 1.05

(A) 2008 first quarter: December 31, 2007 to March 30, 2008.
2007 first quarter: January 1, 2007 to April 1, 2007.

Journal Communications, Inc.
Segment Information (unaudited)
(dollars in thousands)

	First Quarter (A)
	2008	2007	% Change
Revenue
Publishing	$ 60,711	$ 66,457	(8.6)
Broadcasting	49,339	51,696	(4.6)
Printing services	16,521	16,874	(2.1)
Other	7,694	8,166	(5.8)
	$ 134,265	$ 143,193	(6.2)

Operating earnings
Publishing	$ 4,248	$ 5,044	(15.8)
Broadcasting	7,132	9,995	(28.6)
Printing services	779	998	(21.9)
Other	429	591	(27.4)
	$ 12,588	$ 16,628	(24.3)

Depreciation and amortization
Publishing	$ 3,229	$ 3,607	(10.5)
Broadcasting	3,321	3,148	5.5
Printing services	567	490	15.7
Other	237	260	(8.8)
	$ 7,354	$ 7,505	(2.0)

(A) 2008 first quarter: December 31, 2007 to March 30, 2008.
2007 first quarter: January 1, 2007 to April 1, 2007.

Journal Communications, Inc.
Publishing Segment Information (unaudited)
(dollars in thousands)

Publishing revenue by category:

	First Quarter of 2008 (A)			First Quarter of 2007 (B)

		Community			Community
	Daily	Newspapers		Daily	Newspapers		% Change	% Change	% Change
	Newspaper	& Shoppers	Total	Newspaper	& Shoppers	Total	Daily	CN&S	Total

Advertising revenue:
Retail	$ 19,966	$ 6,656	$ 26,622	$ 20,765	$ 7,127	$ 27,892	(3.8)	(6.6)	(4.6)
Classified	12,290	1,205	13,495	15,559	1,428	16,987	(21.0)	(15.6)	(20.6)
National	2,006	--	2,006	2,428	--	2,428	(17.4)	N/A	(17.4)
Direct Marketing	775	--	775	1,088	--	1,088	(28.8)	N/A	(28.8)
Other	--	112	112	--	187	187	N/A	(40.1)	(40.1)
Total advertising revenue	35,037	7,973	43,010	39,840	8,742	48,582	(12.1)	(8.8)	(11.5)
Circulation revenue	12,308	261	12,569	12,694	341	13,035	(3.0)	(23.5)	(3.6)
Other revenue	4,290	842	5,132	3,902	938	4,840	9.9	(10.2)	6.0
Total revenue	$ 51,635	$ 9,076	$ 60,711	$ 56,436	$ 10,021	$ 66,457	(8.5)	(9.4)	(8.6)

(A) 2008 first quarter: December 31, 2007 to March 30, 2008.
(B) 2007 first quarter: January 1, 2007 to April 1, 2007.

NOTE:

Publishing segment information is provided to facilitate comparison of our publishing segment results with those of other publishing companies and is not representative of the overall business of Journal Communications or its operating results.

Journal Communications, Inc.
Reconciliation of consolidated net earnings to consolidated EBITDA (unaudited)
(dollars in thousands)

	First Quarter (A)
	2008	2007

Net earnings	$ 6,690	$ 73,331
Gain from discontinued operations, net	(400)	(65,091)
Provision for income taxes	4,030	5,392
Total other expense, net	2,268	2,996
Depreciation	6,862	7,029
Amortization	492	476
EBITDA	$ 19,942	$ 24,133

(A) 2008 first quarter: December 31, 2007 to March 30, 2008.
2007 first quarter: January 1, 2007 to April 1, 2007.
We define EBITDA as net earnings excluding gain/loss from discontinued operations, net, provision for income taxes, total other expense (which is entirely comprised of interest income and expense), depreciation and amortization. Our management uses EBITDA, among other things, to evaluate our operating performance, and to value prospective acquisitions. EBITDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States. EBITDA should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance or cash flows from operating activities as a measure of liquidity. EBITDA, as we calculate it, may not be comparable to EBITDA reported by other companies.

Journal Communications, Inc.
Consolidated Condensed Balance Sheets
(dollars in thousands)

	March 30, 2008 (unaudited)	December 30, 2007
ASSETS
Current assets:
Cash and cash equivalents	$ 3,885	$ 6,256
Receivables, net	77,602	86,197
Inventories, net	6,558	7,258
Prepaid expenses	11,405	13,066
Deferred income taxes	6,782	6,821
Total current assets	106,232	119,598
Property and equipment, net	220,411	223,800
Goodwill	235,525	232,538
Broadcast licenses	225,507	223,529
Other intangible assets, net	25,270	25,702
Prepaid pension costs	15,580	15,298
Other assets	17,435	16,502
Total assets	$ 845,960	$ 856,967

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 21,242	$ 30,026
Accrued compensation	11,880	16,871
Accrued employee benefits	8,571	10,390
Deferred revenue	16,187	14,936
Other current liabilities	7,377	7,976
Current portion of long-term liabilities	4,428	4,508
Total current liabilities	69,685	84,707
Accrued employee benefits	24,902	25,157
Long-term notes payable to banks	210,075	178,885
Deferred income taxes	69,799	67,664
Other long-term liabilities	12,241	12,992
Shareholders' equity	459,258	487,562
Total liabilities and shareholders' equity	$ 845,960	$ 856,967

CONTACT:
Journal Communications, Inc.
Paul M. Bonaiuto
Executive Vice President and Chief Financial Officer
414-224-2728